Exhibit 99

                                December 22, 1999



Mr. Gary Roberts
Greenstone Roberts Advertising, Inc.
401 Broadhollow Road
Melville, NY  11747

                 RE: EMPLOYMENT AGREEMENT

Dear Gary:

          I am writing you to clarify our proposal to you with regard to your employment with Greenstone Roberts.

          As you know, it is the Board's intention not to renew your contract, but rather to offer you continued employment on "at will" basis. Consequently, your employment contract dated January 1, 1998 is terminated effective December 31, 1999. This means, at any time, you or the company may terminate the employment by giving the other thirty (30) days written notice in advance of such termination. During the term of your employment you will be compensated at the annual rate of $225,000.00 payable in the manner consistent with the company's past practices. Also, during the period, you will be entitled to such other fringe benefits as you presently enjoy.

          After thirty (30) days written notice of termination by either party the corporation shall within five (5) days after the expiration of said thirty
(30) days pay to the Executive in one lump sum a special severance and termination payment of $225,000.00.

          Please acknowledge the receipt of this communication and your agreement to this by signing in the space provided below.

          Upon your doing so, this letter will constitute an employment agreement between you and Greenstone Roberts Advertising, Inc.

          I need and look forward to your continued support.


                                    Cordially,

                                    GREENSTONE ROBERTS
                                    ADVERTISING, INC.


                                    By:  /s/ Ronald Greenstone
                                         ---------------------------
                                    Name:    RONALD GREENSTONE
                                    Title:   Chairman of the Board


/s/ Gary C. Roberts
-------------------------------
GARY C. ROBERTS